UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                  FORM 3
          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person
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     Douglas G. Gregg
     4610 So. Ulster Street
     Suite 150
     Denver, CO 80237


2.  Date of Event Requiring Statement (Month/Day/Year)
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     July 16, 2002


3.  IRS or Social Security Number of Reporting Person (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol
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     The Prestige Group.Net, Inc.
     PGPN

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
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   [X]   Director                    [X]   10% Owner

   [X]   Officer (give title below)  [ ]   Other (Specify below)

     President, Acting Chief Financial and Principal Accounting Officer

6. If Amendment, Date of Original (Month/Day/Year)
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   N/A




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7.  Individual or Joint/Group Filing (Check applicable line)
- ----------------------------------------------------------------------

   [X]  Form filed by One Reporting  [ ]  Form filed by More than One
        Person                            Reporting Person

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      Table I - Non-Derivative Securities Beneficially Owned
===========================================================================


1. Title of    2. Amount of Securities   3. Ownership Form   4.  Nature of
   Security       Beneficially Owned         Direct (D) or       Beneficial
   (Instr. 4)     Instr. 4)                  Indirect  (I)       Ownership
                                             (Instr. 5)          (Instr. 5)


  Common            2,660,000                    I            By Airline Comm-
   $0.001                                                     unications, Ltd.
   par value



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Form 3 (continued)
===========================================================================

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
===========================================================================

1. Title of Derivative   2.  Date Exercisable   3. Title and Amount  4. Conversion   5.  Ownership     6.  Nature of
     Security                and Expiration        of Securities        or exercise      Form of           Indirect
    (Instr. 4)               Date (Month           Underlying           Price of         Derivative        Beneficial
                             Day Year)             Deriviative          Derivative       Security:         Ownership
                                                   Security             Security         Direct (D)        (Instr. 5)
                                                                                         Indirect (I)
                                                                                         (Instr. 5)
                         Date     Expiration             Amount or
                         Exer-    Date          Title    Number of
                         cisable                         Shares

      n/a                 n/a      n/a           n/a       n/a             n/a              n/a               n/a



------------------------------------------------
Explanation of Responses:







               /s/ Douglas G. Gregg                  July 26, 2002
               -----------------------------         -------------
               Signature of Reporting Person             Date











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